Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three Months Ended March 31, 2025

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, April 30, 2025 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended March 31, 2025 of $731,000, or $0.06 per basic and diluted share, compared to a net loss of $441,000, or $0.03 per basic and diluted share, for the comparable prior year period. The increase in net income was primarily due to a decrease in deposit costs and increases in the yield on loans and security income, which resulted in a $942,000 increase in net interest income over the previous year. The Company also recorded a one-time death benefit accrual from its bank-owned life insurance policy for a former employee of approximately $543,000.

The Bank has completed its previous repurchase program and has no repurchase program outstanding. As of March 31, 2025, 238,258 shares had been repurchased pursuant to the previous program at a cost of $1.7 million.

Other Financial Highlights:

•	Total assets decreased $41.3 million, or 4.3%, to $930.2 million at March 31, 2025 from $971.5 million at December 31, 2024, due to a decrease in cash and cash equivalents, loans and securities.

•	Cash and cash equivalents decreased $26.6 million, or 51.0%, to $25.6 million at March 31, 2025 from $52.2 million at December 31, 2024 as excess funds were used to pay down borrowings.

•	Securities decreased $2.6 million, or 1.8%, to $137.7 million at March 31, 2025 from $140.3 million at December 31, 2024.

•	Net loans decreased $10.2 million, or 1.4%, to $701.5 million at March 31, 2025 from $711.7 million at December 31, 2024.

•

Total deposits at March 31, 2025 were $633.0 million, decreasing $9.2 million, or 1.4%, as compared to $642.2 million at December 31, 2024, due to a $9.5 million decrease in interest-bearing deposits, primarily due to a $17.3 million decrease in certificates of deposit, and a $1.2 million decrease in money market accounts, offset by a $6.6 million increase in NOW accounts and a $2.4 million increase in savings accounts. The average cost of deposits increased 13 basis points to 3.55% for the first quarter of 2025 from 3.42% for the three months ended December 31, 2024.

•	Federal Home Loan Bank advances decreased $32.4 million, or 18.8% to $139.8 million at March 31, 2025 from $172.2 million as of December 31, 2024.

Kevin Pace, President and Chief Executive Officer, said “We continue to have a positive outlook on achieving the long-term goals we have set. We have also experienced immediate improvements from the balance sheet restructuring completed at the end of 2024. With a full quarter completed, the positive impact of the restructuring is reflected on our financials. The current market turmoil has created uncertainty around rates. We remain very mindful of this as we project our growth and look to improve our net interest margin.”

“Credit quality remains a focus, as it has historically, while we anticipate modest loan growth in the short term. Growth and diversification of our assets are a priority of our strategic plan and we remain dedicated to that vision.”

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended March 31, 2025 and March 31, 2024

Net income increased by $1.2 million to net income of $731,000 for the three months ended March 31, 2025 compared to a net loss of $441,000 for the three months ended March 31, 2024. This increase was primarily due to an increase of $942,000 in net interest income, and a $590,000 increase in non-interest income, partially offset by an increase of $300,000 in occupancy and equipment costs, and a decrease of $259,000 in income tax benefit.

Interest income increased $862,000, or 8.6%, from $10.1 million for the three months ended March 31, 2024 to $10.9 million for the three months ended March 31, 2025 primarily due to higher yields on interest-earning assets, offset by a decrease in interest-earning assets.

Interest income on cash and cash equivalents increased $115,000, or 76.7%, to $265,000 for the three months ended March 31, 2025 from $150,000 for the three months ended March 31, 2024 due to a $6.7 million increase in the average balance to $16.6 million for the three months ended March 31, 2025 from $9.9 million for the three months ended March 31, 2024, reflecting the decrease in loans and securities. The increase was augmented by a 27 basis point increase in the average yield from 6.10% for the three months ended March 31, 2024 to 6.37% for the three months ended March 31, 2025 due to the higher interest rate environment.

Interest income on loans increased $396,000, or 4.8%, to $8.6 million for the three months ended March 31, 2025 compared to $8.2 million for the three months ended March 31, 2024 due primarily to a 27 basis point increase in the average yield from 4.61% for the three months ended March 31, 2024 to 4.88% for the three months ended March 31, 2025, which was offset by a $8.3 million decrease in the average balance to $705.1 million for the three months ended March 31, 2025 from $713.4 million for the three months ended March 31, 2024.

Interest income on securities increased $304,000, or 19.9%, to $1.8 million for the three months ended March 31, 2025 from $1.5 million for the three months ended March 31, 2024 primarily due to a 138 basis point increase in the average yield from 3.67% for the three months ended March 31, 2024 to 5.05% for the three months ended March 31, 2025 due to the rebalancing of the balance sheet in the fourth quarter of 2024. This was partially offset by a $21.4 million decrease in the average balance to $145.3 million for the three months ended March 31, 2025 from $166.7 million for the three months ended March 31, 2024.

Interest expense decreased $80,000, or 1.1%, from $7.4 million for the three months ended March 31, 2024 to $7.3 million for the three months ended March 31, 2025 due to lower average balances on certificates of deposits, offset by an increase in the cost of funds. During the three months ended March 31, 2025, the use of hedges reduced the interest expense on the Federal Home Loan Bank and brokered deposit advances by $177,000. At March 31, 2025, cash flow hedges used to manage interest rate risk had a notional value of $65.0 million, while fair value hedges totaled $60.0 million in notional value.

Interest expense on interest-bearing deposits decreased $208,000, or 3.5%, to $5.8 million for the three months ended March 31, 2025 from $6.0 million for the three months ended March 31, 2024. The average balances of certificates of deposit decreased $32.2 million to $484.3 million for the three months ended March 31, 2025 from $516.5 million for the three months ended March 31, 2024 while the average balance of NOW/money market accounts and savings accounts increased $10.0 million and $2.5 million for the three months ended March 31, 2025, respectively, compared to the three months ended March 31, 2024.

Interest expense on Federal Home Loan Bank advances increased $128,000, or 8.9%, from $1.4 million for the three months ended March 31, 2024 to $1.6 million for the three months ended March 31, 2025. The increase was primarily due to an increase in the average cost of borrowings of 24 basis points to 4.02% for the three months ended March 31, 2025 from 3.78% for the three months ended March 31, 2024 due to new borrowings being at shorter durations. The increase was also due to an increase in the average balance of $4.8 million to $158.1 million for the three months ended March 31, 2025 from $153.3 million for the three months ended March 31, 2024.

Net interest income increased $942,000, or 35.5%, to $3.6 million for the three months ended March 31, 2025 from $2.7 million for the three months ended March 31, 2024. The increase reflected a 44 basis point increase in our net interest rate spread to 1.12% for the three months ended March 31, 2025 from 0.68% for the three months ended March 31, 2024. Our net interest margin increased 48 basis points to 1.66% for the three months ended March 31, 2025 from 1.18% for the three months ended March 31, 2024.

We recorded a recovery for credit losses for the three months ended March 31, 2025 of $80,000 compared to a provision for credit losses of $35,000 for the three months ended March 31, 2024 due to decreases in loan balances and unfunded commitments.

Non-interest income increased by $590,000, or 197.4%, to $889,000 for the three months ended March 31, 2025 from $299,000 for the three months ended March 31, 2024. Bank-owned life insurance income increased $550,000, or 259.5%, due to a death benefit received related to a former employee. Gain on sale of loans increased $29,000 compared to no gain on sale of loans for the comparable period last year.

For the three months ended March 31, 2025, non-interest expense increased $217,000, or 5.9%, over the comparable 2024 period. This was due to a $300,000, or 80.9% increase in occupancy and equipment costs, which increased as we began leasing certain offices as part of the sale-leaseback transaction completed in the fourth quarter of 2024, which was offset by a $78,000, or 3.6%, decrease in salaries and employee benefit costs, which decreased as a result of reduced headcount, taxes and a reduction in stock-based compensation expense.

Income tax benefit decreased $259,000, to a benefit of $28,000 for the three months ended March 31, 2025 from a $287,000 benefit for the three months ended March 31, 2024. The decrease was due to an increase of $1.4 million in taxable income, offset by the benefits of income from bank-owned life insurance, which is tax free.

Balance Sheet Analysis

Total assets were $930.2 million at March 31, 2025, representing a decrease of $41.3 million, or 4.3%, from December 31, 2024. Cash and cash equivalents decreased $26.6 million during the period primarily due to the paydown of borrowings and decrease in deposits. Net loans decreased $10.2 million, or 1.44%, due to a $6.6 million decrease in the balance of residential loans, as well as a $9.7 million decrease in the balance of construction loans and a decrease of $1.1 million in commercial and industrial loans. The decrease was partially offset by new production of $7.8 million of commercial real estate loans. Due to the interest rate environment, we have experienced a decrease in demand for residential and construction loans, which have been primary drivers of our loan growth in recent periods. Securities available for sale decreased $2.6 million, or 1.8%.

Delinquent loans decreased $842,000 to $13.5 million, or 1.92% of total loans, at March 31, 2025, compared to $14.3 million, or 2.01% of total loans, at December 31, 2024. The decrease was mostly due to the payoff of one commercial real estate loan with a balance of $455,000 and residential loans totaling $387,000 being brought current. During the same timeframe, non-performing assets decreased from $14.0 million at December 31, 2024 to $13.9 million, which represented 1.49% of total assets at March 31, 2025. No loans were charged-off during the three months ended March 31, 2025 or March 31, 2024. The Company’s allowance for credit losses related to loans was 0.37% of total loans and 18.65% of non-performing loans at March 31, 2025 compared to 0.37% of total loans and 21.81% of non-performing loans at December 31, 2024. The Bank does not have any exposure to commercial real estate loans secured by office space.

Total liabilities decreased $42.3 million, or 5.1%, to $791.9 million mainly due to a $32.4 million decrease in borrowings and a $9.2 million decrease in total deposits. The decrease in deposits reflected a decrease in certificate of deposit accounts, which decreased by $17.3 million to $476.0 million from $493.3 million at December 31, 2024, and a $1.2 million, or 8.3%, decrease in money market accounts. This was offset by an increase in NOW deposit accounts, which increased by $6.6 million to $62.0 million from $55.4 million at December 31, 2024, and by an increase in savings accounts, which increased by $2.4 million from $46.9 million at December 31, 2024 to $49.3 million at March 31, 2025. At March 31, 2025, brokered deposits were $94.2 million or 14.9% of deposits and municipal deposits were $39.2 million or 6.2% of deposits. At March 31, 2025, uninsured deposits represented 7.9% of the Bank’s total deposits. Federal Home Loan Bank advances decreased $32.4 million, or 18.8%, due to paydown of existing borrowings. Total borrowing capacity at the Federal Home Loan Bank is $261.9 million of which $139.8 million has been advanced.

Total stockholders’ equity increased $965,000 to $138.3 million, due to net income of $731,000 and a decrease in accumulated other comprehensive loss of $360,000. At March 31, 2025, the Company’s ratio of average stockholders’ equity-to-average total assets was 14.59%, compared to 13.99% at December 31, 2024.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from seven offices located in Bogota, Hasbrouck Heights, Upper Saddle River, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions including potential recessionary conditions, the imposition of tariffs or other domestic or international governmental policies, conditions within the securities markets, real estate market values in the Bank’s lending area, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; the availability of low-cost funding; our continued reliance on brokered and municipal deposits; demand for loans in our market area; changes in the quality of our loan and security portfolios, economic assumptions or changes in our methodology for calculating our allowance for credit losses calculation, increases in non-performing and classified loans, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(unaudited)

	As of March 31, 2025	As of December 31, 2024
Assets
Cash and due from banks	$8,304,517	$18,020,527
Interest-bearing deposits in other banks	17,305,310	34,211,681

Cash and cash equivalents	25,609,827	52,232,208
Securities available for sale, at fair value	137,732,521	140,307,447
Loans, net of allowance for credit losses of $2,590,950 and $2,620,949, respectively	701,484,425	711,716,236
Premises and equipment, net	4,662,435	4,727,302
Federal Home Loan Bank (FHLB) stock and other restricted securities	7,343,700	8,803,000
Accrued interest receivable	4,151,280	4,232,563
Core deposit intangibles	140,827	152,893
Bank-owned life insurance	31,112,915	31,859,604
Right of use asset	10,624,725	10,776,596
Other assets	7,329,182	6,682,035

Total Assets	$930,191,837	$971,489,884

Liabilities and Equity
Non-interest bearing deposits	$32,983,669	$32,681,963
Interest bearing deposits	600,051,531	609,506,079

Total deposits	633,035,200	642,188,042
FHLB advances-short term	24,500,000	29,500,000
FHLB advances-long term	115,273,377	142,673,182
Advance payments by borrowers for taxes and insurance	2,707,508	2,809,205
Lease liabilities	10,667,946	10,780,363
Other liabilities	5,754,000	6,249,932

Total liabilities	791,938,031	834,200,724

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 13,008,964 issued and outstanding at March 31, 2025 and 13,059,175 at December 31, 2024	130,089	130,592
Additional paid-in capital	55,068,598	55,269,962
Retained earnings	90,737,595	90,006,648
Unearned ESOP shares (376,338 shares at March 31, 2025 and 382,933 shares at December 31, 2024)	(4,445,293)	(4,520,594)
Accumulated other comprehensive loss	(3,237,183)	(3,597,448)

Total stockholders’ equity	138,253,806	137,289,160

Total liabilities and stockholders’ equity	$930,191,837	$971,489,884

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2025	2024
Interest income
Loans, including fees	$8,603,129	$8,207,392
Securities
Taxable	1,830,394	1,516,343
Tax-exempt	2,895	13,148
Other interest-earning assets	487,171	324,304

Total interest income	10,923,589	10,061,187

Interest expense
Deposits	5,762,324	5,969,881
FHLB advances	1,568,027	1,440,069

Total interest expense	7,330,351	7,409,950

Net interest income	3,593,238	2,651,237
(Recovery) provision for credit losses	(80,000)	35,000

Net interest income after (recovery) provision for credit losses	3,673,238	2,616,237

Non-interest income
Fees and service charges	55,819	58,587
Gain on sale of loans	29,062	—
Bank-owned life insurance	762,231	211,959
Other	42,260	28,532

Total non-interest income	889,372	299,078

Non-interest expense
Salaries and employee benefits	2,080,199	2,158,565
Occupancy and equipment	671,469	371,117
FDIC insurance assessment	106,586	100,597
Data processing	315,697	303,605
Advertising	105,500	110,100
Director fees	159,444	155,700
Professional fees	198,730	196,785
Other	222,045	246,622

Total non-interest expense	3,859,670	3,643,091

Income (loss) before income taxes	702,940	(727,776)
Income tax benefit	(28,007)	(286,796)

Net income (loss)	$730,947	$(440,980)

Earnings (loss) per Share - basic	$0.06	$(0.03)
Earnings (loss) per Share - diluted	$0.06	$(0.03)
Weighted average shares outstanding - basic	12,649,573	12,852,930
Weighted average shares outstanding - diluted	12,650,520	12,852,930

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

(unaudited)

	At or For the Three Months Ended March 31,
	2025	2024
Performance Ratios (1):
Return (loss) on average assets (2)	0.08%	(0.19)%
Return (loss) on average equity (3)	0.53%	(1.29)%
Interest rate spread (4)	1.12%	0.68%
Net interest margin (5)	1.66%	1.18%
Efficiency ratio (6)	86.10%	137.41%
Average interest-earning assets to average interest-bearing liabilities	114.03%	114.57%
Net loans to deposits	110.81%	106.42%
Average equity to average assets (7)	14.59%	14.36%
Capital Ratios:
Tier 1 capital to average assets	15.00%	13.23%
Asset Quality Ratios:
Allowance for credit losses as a percent of total loans	0.37%	0.40%
Allowance for credit losses as a percent of non-performing loans	18.65%	22.69%
Net charge-offs to average outstanding loans during the period	—%	—%
Non-performing loans as a percent of total loans	1.97%	1.75%
Non-performing assets as a percent of total assets	1.49%	1.30%

(1)	Certain performance ratios for the three months ended March 31, 2025 and 2024 are annualized.
(2)	Represents net income (loss) divided by average total assets.
(3)	Represents net income (loss) divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2025 and 2024.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2025 and 2024.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at March 31, 2025 and December 31, 2024:

	March 31, 2025	December 31, 2024
	(unaudited)
Real estate:
Residential First Mortgage	$466,177,175	$472,747,542
Commercial Real Estate	125,783,750	118,008,866
Multi-Family Real Estate	73,465,142	74,152,418
Construction	33,501,463	43,183,657
Commercial and Industrial	5,070,847	6,163,747
Consumer	76,998	80,955

Total loans	704,075,375	714,337,185
Allowance for credit losses	(2,590,950)	(2,620,949)

Net loans	$701,484,425	$711,716,236

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated:

	At March 31,			At December 31,
	2025			2024
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(unaudited)
Noninterest bearing demand accounts	$32,983,669	5.21%	—%	$32,681,963	5.09%	—%
NOW accounts	61,950,627	9.79%	2.61	55,378,051	8.62%	2.53
Money market accounts	12,835,160	2.03%	0.50	13,996,460	2.18%	0.58
Savings accounts	49,281,181	7.78%	1.96	46,851,793	7.30%	1.90
Certificates of deposit	475,984,563	75.19%	4.17	493,279,775	76.81%	4.37

Total	$633,035,200	100.00%	3.55%	$642,188,042	100.00%	3.42%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended March 31,
	2025			2024
	Average Balance	Interest and Dividends	Yield/Cost (1)	Average Balance	Interest and Dividends	Yield/ Cost (1)
	(Dollars in thousands)
Assets:	(unaudited)
Cash and cash equivalents	$16,601	$265	6.37%	$9,865	$150	6.10%
Loans	705,095	8,603	4.88%	713,430	8,207	4.61%
Securities	145,280	1,833	5.05%	166,666	1,529	3.67%
Other interest-earning assets	8,305	222	10.72%	8,101	175	8.63%

Total interest-earning assets	875,281	10,923	4.99%	898,062	10,061	4.49%
Non-interest-earning assets	68,251			55,694

Total assets	$943,532			$953,756

Liabilities and equity:
NOW and money market accounts	$79,400	$458	2.34%	$69,450	$334	1.94%
Savings accounts	45,832	225	1.99%	43,348	198	1.84%
Certificates of deposit (1)	484,253	5,079	4.25%	516,496	5,438	4.23%

Total interest-bearing deposits	609,485	5,762	3.83%	629,294	5,970	3.82%
Federal Home Loan Bank advances (1)	158,116	1,568	4.02%	153,269	1,440	3.78%

Total interest-bearing liabilities	767,601	7,330	3.87%	782,563	7,410	3.81%

Non-interest-bearing deposits	32,763			30,018
Other non-interest-bearing liabilities	5,463			4,175

Total liabilities	805,827			816,756
Total equity	137,705			136,810

Total liabilities and equity	$943,532			$953,566

Net interest income		$3,593			$2,651

Interest rate spread (2)			1.12%			0.68%
Net interest margin (3)			1.66%			1.18%
Average interest-earning assets to average interest-bearing liabilities	114.03%			114.76%

1.

Cash flow and fair value hedges are used to manage interest rate risk. During the three months ended March 31, 2025 and 2024, the net effect on interest expense on the Federal Home Loan Bank advances and certificates of deposit was a reduced expense of $177,000 and $288,000, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2025 Compared to Three Months Ended March 31, 2024
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest income:	(unaudited)
Cash and cash equivalents	$108	$7	$115
Loans receivable	(575)	971	396
Securities	(1,093)	1,397	304
Other interest earning assets	4	43	47

Total interest-earning assets	(1,555)	2,417	862

Interest expense:
NOW and money market accounts	51	73	124
Savings accounts	11	16	27
Certificates of deposit	(526)	167	(359)
Federal Home Loan Bank advances	43	85	128

Total interest-bearing liabilities	(421)	341	(80)

Net decrease in net interest income	$(1,134)	$2,076	$942

Contacts

Kevin Pace – President & CEO, 201-862-0660 ext. 1110